Exhibit 4.1

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 28, 2026, and effective as of the Fourth Amendment Effective Date, is by and among UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”), UNIFI, INC., a New York corporation (“Parent”; Unifi Manufacturing and Parent, each, a “Borrower” and, collectively, the “Borrowers”), UNIFI SALES & DISTRIBUTION, INC., a North Carolina corporation (“Guarantor”) (the Borrowers and Guarantor, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders (as such term is defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Second Amended and Restated Credit Agreement dated as of October 28, 2022, by and among the Borrowers, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), the Persons party thereto, and the Agent (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of September 5, 2024, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of April 10, 2025, that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of May 19, 2025, and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain amendments to the Credit Agreement as set forth in this Agreement, and the Agent and the Lenders party hereto have agreed to such amendments to the Credit Agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, the Borrowers by the Lenders, the Borrowers, the Agent, and the Lenders party hereto agree as follows:

SECTION 1.
Defined Terms; Incorporation of Recitals. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. This Agreement constitutes a Loan Document. The recitals to this Agreement are incorporated by reference into this Agreement.
SECTION 2.
Amendments to Credit Agreement.
(a)
Amendments to Schedule 1.1. Schedule 1.1 to the Credit Agreement is amended by including the following new definitions in proper alphabetical order:
“Enovum Building Condominium Unit” has the meaning specified therefor in the definition of “Permitted Yadkin County Disposition”.
“Enovum Mebane Land” has the meaning specified therefor in the definition of “Permitted Yadkin County Disposition”.

“Fourth Amendment Effective Date” means October 28, 2026.
“Mebane Complex Building” has the meaning specified therefor in the definition of “Mebane Property”.
“Mebane Complex Land” has the meaning specified therefor in the definition of “Mebane Property”.
“Mebane Property” means an approximately 118.849-acre parcel of land (the “Mebane Complex Land”) together with the industrial building known as 1032 Unifi Industrial Drive, Yadkinville, North Carolina, containing approximately 1,400,000 square feet and related improvements (including, for the avoidance of doubt, certain machinery and equipment constituting fixtures or which are located on such real property and reasonably incidental thereto, and certain other personal property located on such real property and reasonably incidental to such machinery, equipment and real property, in each case, including Eligible M&E, but excluding assets of a type included in the calculation of the Borrowing Base) located on the Mebane Complex Land as of the Fourth Amendment Effective Date (collectively, the “Mebane Complex Building”).
“Permitted M&E Disposition” means any sale or sales by the Loan Parties and their respective Subsidiaries of their right, title and interests in any machinery, equipment or other fixtures (including Eligible M&E) and certain other personal property reasonably incidental to such machinery (but excluding, for the avoidance of doubt, any assets of the kind included in the Borrowing Base), equipment or fixtures, to the extent that the disposition of such machinery, equipment or other fixtures or personal property is necessary or desirable, in the reasonable discretion of the Loan Parties and their respective Subsidiaries, to reallocate, restructure or reorganize the uses of such property for their business operations after giving effect to the Permitted Yadkin County Disposition, in each case, so long as (a) the aggregate fair market value (determined in good faith by the Loan Parties at the time of the applicable sale or other disposition) of all assets so sold or disposed of as a Permitted M&E Disposition do not exceed $4,000,000.00; (b) all amounts payable to the Loan Parties and their respective Subsidiaries and Affiliates in connection with such sale or sales are paid directly to the Agent’s Account for application as set forth in Section 2.4(e)(ii); (c) at the time such sale or sales are consummated and immediately after giving effect thereto, no Default or Event of Default exists; (d) if requested by the Agent, Borrowers shall provide Agent with notice of such sale or other disposition (which notice shall include a general list and description of the assets subject to such sale and the purchase price therefor), and (e) each such sale occurs on or before the date that is six months after the Fourth Amendment Effective Date.
“Permitted Yadkin County Disposition” means the sale by Unifi Manufacturing of its right, title and interests in (a) the W-1 Property, (b) that portion of the Mebane Property shown as “U3”,

containing 2.739 acres, as shown on the Condominium Plat of: Mebane Complex Condominium dated September 30, 2026 and prepared by ESP Associates, Inc., project no. 26-01383, and identified as “Unit 3” in the Declaration of Condominium for Mebane Complex Condominium, to be executed and recorded contemporaneously with the execution of this Agreement (the “Enovum Building Condominium Unit”), and (c) that portion of the Mebane Complex Land encompassing Parcel “2”, containing 61.043 acres, as shown on the Condominium Plat of: Mebane Complex Condominium dated September 30, 2026 and prepared by ESP Associates, Inc., project no. 26-01383 (the “Enovum Mebane Land”), in each case, as such property is depicted on Exhibit A to the Yadkin County Purchase Agreement, so long as (i) the aggregate Net Cash Proceeds received by Unifi Manufacturing substantially contemporaneously with the consummation of such sale equal or exceed $50,000,000.00; (ii) all amounts payable to Unifi, Inc. or any of its Subsidiaries or Affiliates in connection with such sale are paid directly to the Agent’s Account for application as set forth in Section 2.4(e)(ii); (iii) at the time such sale is consummated and immediately after giving effect thereto, no Default or Event of Default exists; and (iv) such sale occurs on or before December 31, 2026.
“ROFO Agreement” means that certain Right of First Offer Agreement, dated as of October 28, 2026, between Unifi Manufacturing, as grantor, and Enovum NC-2 Bidco, LLC, a Delaware limited liability company, as grantee, with respect to the Unifi Mebane Property.
“Unifi Mebane Property” means the real property owned by Unifi Manufacturing located in Yadkin County, North Carolina and described as the “Unifi Mebane Property” in the ROFO Agreement.
“W-1 Property” means an approximately 61.372-acre parcel of land together with the industrial building known as 398 Unifi Business Park Drive, Yadkinville, North Carolina, containing approximately 400,000 square feet and the related improvements located on such property as of the Fourth Amendment Effective Date (including, for the avoidance of doubt, certain machinery and equipment constituting fixtures or which are located on such real property and reasonably incidental thereto, and certain other personal property located on such real property and reasonably incidental to such machinery, equipment and real property, in each case, including Eligible M&E, but excluding assets of a type included in the calculation of the Borrowing Base).
“Yadkin County Purchase Agreement” means that certain Real Estate Purchase and Sale Agreement, dated as of August 16, 2026, by and between Unifi Manufacturing and Enovum Data Centers Corp., a Canadian corporation.
(b)
Amendment to Schedule 1.1. The definition of “Specified Dispositions” is hereby amended and restated in its entirety to read as follows:

“Specified Dispositions” means, collectively, the Permitted W-3 Warehouse Disposition, the Permitted Parkdale Disposition, the Permitted Madison Plant 3 Facility Disposition, the Permitted Yadkin County Disposition and the Permitted M&E Disposition.
(c)
Amendment to Schedule 1.1. The definition of “Permitted Liens” is hereby amended by (i) deleting the word “and” at the end of clause (s) thereof, (ii) replacing the period at the end of clause (t) thereof with “; and”, and (iii) adding the following new clause (u) immediately after clause (t) thereof:
(u) (i) the right of first offer granted to Enovum NC-2 Bidco, LLC (or any successor Enovum Owner (as defined in the ROFO Agreement)) pursuant to the ROFO Agreement with respect to the Unifi Mebane Property and (ii) the covenants, restrictions and other rights and obligations created pursuant to the Condo Declaration (as defined in the Yadkin County Purchase Agreement).
SECTION 3.
Subordination. Effective as of the Fourth Amendment Effective Date, each Lender party hereto (constituting all of the Lenders) consents to, and irrevocably authorizes and directs the Agent, for the benefit of the Lenders and the Bank Product Providers, to execute, acknowledge and deliver, joinders, consents and subordinations, in form and substance reasonably satisfactory to the Agent, with respect to (a) the ROFO Agreement, pursuant to which the Agent may agree that the lien, security interest and estate of the Deed of Trust (as defined in the ROFO Agreement) are subject and subordinate to the ROFO Agreement and the Right of First Offer (as defined therein), on and subject to the terms of Section 4 of the ROFO Agreement and the terms of the Joinder and Consent of Agent of the ROFO Agreement, and (b) the W-1 Property Access Easement Agreement, the Fire Water Tower REA, the Mebane Property Reciprocal Easement Agreement and the Condo Declaration (each as defined in the Yadkin County Purchase Agreement), pursuant to which the Agent may agree that the lien of any Mortgage on Real Property retained by Unifi Manufacturing is subject and subordinate to such documents on and subject to the terms of the respective Joinders and Consents of Agent to each of the W-1 Property Access Easement Agreement, the Fire Water Tower REA, the Mebane Property Reciprocal Easement Agreement and the Condo Declaration.
SECTION 4.
Conditions to Effectiveness. The effectiveness of the amendments set forth in Section 2 is subject to satisfaction of the following conditions precedent (the date of such satisfaction being the “Fourth Amendment Effective Date”):
(a)
(i) each Loan Party shall have executed and delivered to the Agent a counterpart of this Agreement, (ii) each of the Lenders shall have executed and delivered to the Agent a counterpart of this Agreement, and (iii) the Agent shall have executed and delivered a counterpart of this Agreement;
(b)
the representations and warranties of the Loan Parties contained in Section 5 hereof shall be true and correct on and as of the Fourth Amendment Effective Date;
(c)
immediately before and after giving effect to this Agreement, no Event of Default shall have occurred and be continuing;

(d)
Agent shall have received executed copies of the Yadkin County Purchase Agreement and each other material agreement, instrument or document executed in connection therewith or ancillary thereto, in each case, in form and substance reasonably satisfactory to Agent;
(e)
substantially concurrently with the consummation of the Permitted Yadkin County Disposition, the Loan Parties shall have caused the Term Loan to be paid in full; and
(f)
Agent shall have received a funds flow detailing the sources and uses of funds in connection with the transactions contemplated by the Yadkin County Purchase Agreement and the Permitted Yadkin County Disposition, in form and substance reasonably satisfactory to Agent, a copy of which is attached hereto as Exhibit A.
SECTION 5.
Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants on and as of the Fourth Amendment Effective Date that:
(a)
after giving effect to this Agreement, the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Fourth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(b)
this Agreement has been duly executed and delivered by each Loan Party and this Agreement constitutes a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;
(c)
the Security Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations; and
(d)
the execution and delivery by each Loan Party of this Agreement and the performance by each Loan Party of the Credit Agreement (as amended hereby) have been duly authorized by all necessary corporate or limited liability company action (as applicable) and do not (i) contravene the terms of any of such Loan Party’s Governing Documents; (ii) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any order, injunction, writ or decree of any Governmental Authority to which such Person or its assets are subject, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Domestic Subsidiaries in any respect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
SECTION 6.
Effects on Loan Documents.

(a)
On and after the Fourth Amendment Effective Date, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended hereby and each reference in the Credit Agreement to “this agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.
(b)
Except as specifically set forth herein (i) all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; (ii) no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof (and after giving effect to the terms of this Agreement); and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Agent, any Lender, the Swing Lender, or any Issuing Lender under any of the Loan Documents nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of any of them under the Loan Documents, except to the extent expressly set forth herein.
(c)
To the extent that any provision of the Credit Agreement (as amended hereby) or any of the other Loan Documents is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.
SECTION 7.
CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISIONS. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL, AND JUDICIAL REFERENCE PROVISIONS SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
SECTION 8.
Miscellaneous.
(a)
This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.
(b)
Each Loan Party acknowledges and agrees that the execution, delivery, and performance of this Agreement shall not create (nor shall such Loan Party rely upon the existence of or claim or assert that there exists) any obligation of Agent or any Lender to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and if Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Agreement nor any other conduct of Agent or the Lenders related hereto shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.
(c)
To induce Agent and Lenders to enter into this Agreement, each Loan Party acknowledges, stipulates, and agrees that (i) all of the Obligations are absolutely due and owing by Loan Parties to Agent and Lenders in accordance with the terms and provisions of the Credit Agreement as amended hereby, without defense, deduction, offset or counterclaim (and, to the extent any Loan Party had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party); (ii) the Loan Documents (to the extent amended hereby) to which such Loan Party is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(iii) the Liens granted by each Loan Party to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (iv) each of the recitals contained at the beginning of this Agreement is true and correct; (v) if such Loan Party is a Guarantor, such Loan Party reaffirms and ratifies its guaranty obligations under the Loan Documents to which it is a party and agrees that none of such obligations thereunder shall be diminished or limited in any way by the execution and delivery of this Agreement; and (vi) before executing this Agreement, each Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.
(d)
Nothing under this Agreement shall extinguish the Obligations under the Credit Agreement. Nothing expressed or implied in this Agreement, the Credit Agreement (as amended hereby), or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under the Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided in this Agreement, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement. This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.
(e)
In consideration of, among other things, the Lenders’ execution and delivery of this Agreement, each Loan Party, on behalf of itself and its respective agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against the Agent and any Lender in any capacity and any of their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other Representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Fourth Amendment Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith, or (ii) any aspect of the dealings or relationships between or among Loan Parties and any other Releasor, on the one hand, and the Agent or any Lender, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) above. In entering into this Agreement, each Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of this Agreement, the Credit Agreement, the other Loan Documents, payment in full of the Obligations and the termination of the Commitments of the Lenders.
(f)
The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

(g)
The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder or contemplated herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any other instrument or agreement required or contemplated hereunder.
(h)
References in this Agreement to any Section or subsection are, unless otherwise specified, to such Section or subsection of this Agreement.
(i)
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.
(j)
To the extent any Person party hereto is an Issuing Lender or the Swing Lender, such Person, in such capacities, agrees and consents to the terms of this Agreement, subject to the satisfaction of the conditions precedent set forth herein.

[Continued on following page.]

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized officers to execute and deliver a counterpart of this Agreement as of the date first above written.

BORROWERS:	UNIFI MANUFACTURING, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President & Chief Financial Officer

UNIFI, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President & Chief Financial Officer

GUARANTOR:	UNIFI SALES & DISTRIBUTION, INC.

By: /s/ ANDREW J. EAKER
Name: Andrew J. Eaker
Title: Executive Vice President & Chief Financial Officer

[UNIFI—FOURTH AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

AGENT & LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By: /s/ Susan C. Carr
Name: Susan C. Carr
Title: Authorized Signatory

[UNIFI—FOURTH AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

BANK OF AMERICA, as a Lender

By: /s/ TOM BUDA
Name: Tom Buda
Title: SVP

[UNIFI—FOURTH AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

FIRST NATIONAL BANK, as a Lender

By: /s/ WILLIAM GIDDES
Name: William Giddes
Title: Vice President

[UNIFI—FOURTH AMENDMENT TO SECOND A&R CREDIT AGREEMENT]

EXHIBIT A

FUNDS FLOW

[See attached.]